Exhibit 1

Case No. 16-10671

IN THE UNITED STATES COURT OF APPEALS

FOR THE FIFTH CIRCUIT

ASHFORD HOSPITALITY PRIME, INCORPORATED,

Plaintiff – Appellee

v.

SESSA CAPITAL (MASTER), L.P.,

Defendant–Third Party Plaintiff – Appellant

SESSA CAPITAL GP, L.L.C.; SESSA CAPITAL IM, L.P.; SESSA CAPITAL IM

GP, L.L.C.; JOHN E. PETRY; PHILIP B. LIVINGSTON; LAWRENCE A.

CUNNINGHAM; DANIEL B. SILVERS; CHRIS D. WHEELER,

Defendants – Appellants

v.

DOUGLAS A. KESSLER; ANDREW STRONG; STEFANI D. CARTER; CURTIS

B. MCWILLIAMS; MONTY J. BENNETT; ASHFORD HOSPITALITY

ADVISORS, L.L.C.; ASHFORD, INCORPORATED; MATTHEW

D. RINALDI; W. MICHAEL MURPHY,

Third Party Defendants – Appellees

Consolidated w/16-10672

ASHFORD HOSPITALITY PRIME, INCORPORATED,

Plaintiff – Appellee

v.

SESSA CAPITAL (MASTER), L.P.; SESSA CAPITAL GP, L.L.C.; SESSA

CAPITAL IM, L.P.; SESSA CAPITAL IM GP, L.L.C.; JOHN E. PETRY; PHILIP B.

LIVINGSTON; LAWRENCE A. CUNNINGHAM;

DANIEL B. SILVERS; CHRIS D. WHEELER,

Defendants – Appellants

On Appeal from the United States District Court

For The Northern District of Texas, Dallas Division

Civ. Nos. 3:16-cv-00527-N and 3:16-cv-00713

APPELLANTS’ OPENING BRIEF

John D. Byars Bartlit Beck Herman Palenchar & Scott LLP Courthouse Place 54 W. Hubbard Street, Suite 300 Chicago, Illinois 60654 Telephone No. (312) 494-4400 Facsimile No. (312) 494-4440	Glen E. Summers, Lead Counsel Joseph W. Doman Bartlit Beck Herman Palenchar & Scott LLP 1899 Wynkoop Street, 8th Floor Denver, Colorado 80202 Telephone No. (303) 592-3100 Facsimile No. (303) 592-3140

Attorneys for Appellants

Nos. 16-10671 and 16-10672

IN THE UNITED STATES COURT OF APPEALS

FOR THE FIFTH CIRCUIT

Ashford Hospitality Prime, Inc. v. Sessa Capital (Master), L.P.

CERTIFICATE OF INTERESTED PERSONS

The undersigned counsel of record certifies that the following listed persons and entities as described in the fourth sentence of Rule 28.2.1 have an interest in the outcome of this case. These representations are made in order that the judges of this Court may evaluate possible disqualification or recusal.

1.          Sessa Capital (Master), L.P. (“Sessa”), Defendant-Appellant, Counterclaimant and Third-Party Claimant, is a Cayman Islands exempted limited partnership that is not publicly traded;

2.          Sessa Capital GP, LLC, Defendant-Appellant, is a Delaware limited liability company that is not publicly traded;

3.          Sessa Capital IM, L.P., Defendant-Appellant, is a Delaware limited partnership that is not publicly traded;

4.          Sessa Capital IM GP, LLC, Defendant-Appellant, is a Delaware limited liability company that is not publicly traded;

5.          John E. Petry, Defendant-Appellant, is the founder and manager of the Sessa entities and one of the persons nominated by Sessa as a candidate for election to the board of Ashford Hospitality Prime Inc. (“Ashford Prime”);

i

6.          Philip B. Livingston, Defendant-Appellant, is one of the persons nominated by Sessa as a candidate for election to the board of Ashford Prime;

7.          Lawrence A. Cunningham, Defendant-Appellant, is one of the persons nominated by Sessa as a candidate for election to the board of Ashford Prime;

8.          Daniel B. Silvers, Defendant-Appellant, is one of the persons nominated by Sessa as a candidate for election to the board of Ashford Prime;

9.          Chris D. Wheeler, Defendant-Appellant, is one of the persons nominated by Sessa as a candidate for election to the board of Ashford Hospitality Prime Inc.;

10.        Ashford Hospitality Prime, Inc., Plaintiff-Counterclaim-Defendant-Appellee, is a publicly traded Maryland corporation. There are no publicly held corporations that own ten percent or more of Ashford Prime;

11.        Ashford Inc., Third-Party Defendant-Appellee, is a publicly-traded Delaware corporation. There are no publicly held corporations that own ten percent or more of Ashford Inc.;

12.        Ashford Hospitality Advisors LLC, Third-Party Defendant-Appellee, is a Delaware limited liability company and a subsidiary of and the operating company of Ashford Inc.;

13.        Monty J. Bennett, Third-Party Defendant-Appellee, is the CEO and Chairman of the Board of Directors of Ashford Hospitality Prime;

14.        Douglas A. Kessler, Third-Party Defendant-Appellee, is a member of the Board of Directors of Ashford Prime;

15.        Stefani D. Carter, Third-Party Defendant-Appellee, is a member of the Board of Directors of Ashford Prime;

16.        Curtis B. McWilliams, Third-Party Defendant-Appellee, is a member of the Board of Directors of Ashford Prime;

17.        W. Michael Murphy, Third-Party Defendant-Appellee, is a member of the Board of Directors of Ashford Prime;

18.        Matthew D. Rinaldi, Third-Party Defendant-Appellee, is a member of the Board of Directors of Ashford Prime; and

19.        Andrew Strong, Third-Party Defendant-Appellee, is a member of the Board of Directors of Ashford Prime.

Attorneys for Defendants-Appellants:

Glen E. Summers

Sundeep Kumar (Rob) Addy

Joseph W. Doman

Bartlit Beck Herman Palenchar
& Scott LLP

1899 Wynkoop Street, 8th Floor

Denver, Colorado 80202

Telephone No. (303) 592-3100

Facsimile No. (303) 592-3140

Paul J. Skiermont Eliot J. Walker Shellie Stephens Skiermont Derby LLP 2200 Ross Ave., Suite 4800W Dallas, Texas 75201 Telephone No. (214) 978-6600 Facsimile No. (214) 978-6601

John D. Byars Bartlit Beck Herman Palenchar & Scott LLP Courthouse Place 54 W. Hubbard St., Suite 300 Chicago, Illinois 60654 Telephone No. (312) 494-4400 Facsimile No. (312) 494-4440

John B. Isbister

Daniel S. Katz

Christopher D. Heagy

Thomas M. Joraanstad

Tydings & Rosenberg LLP

100 East Pratt Street, 26th Floor

Baltimore, Maryland 21202

Telephone No. (410) 752-9700

Facsimile No. (410) 727-5460

Attorneys for Plaintiffs-Appellees:

Martin L. Seidel

Nathan M. Bull

Jared Stanisci

Jonathan Morind Hoff

Cadwalader, Wichersham & Taft LLP

200 Liberty Street

New York, New York 10281

Telephone No. (212) 504-6000

Facsimile No. (212) 406-6666

Matthew G. Nielsen James C. Bookhout Bradley W. Foster Andrews Kurth LLP 1717 Main Street, Suite 3700 Dallas, Texas 75201 Telephone No. (214) 659-4400 Facsimile No. (214) 659-4401

G. Stewart Webb, Jr. John T. Prisbe Michael J. Vilson Venable LLP 750 East Pratt Street, Suite 900 Baltimore, Maryland 21202	David Clarke, Jr. DLA Piper LLP (US) 500 8th Street, NW Washington, DC 20004 Telephone No. (202) 799-4503 Facsimile No (202) 799-5503

James D. Mathias DLA Piper LLP (US) 6225 Smith Avenue Baltimore, Maryland 21209 Telephone No. (410) 580-3000 Facsimile No. (410) 580-3001	James R. Nelson DLA Piper LLP (US) 1717 Main Street, Suite 4600 Dallas, Texas 75201-4629 Telephone No. (214) 743-4500 Facsimile No (214) 743-4545

s/ Glen E. Summers
Glen E. Summers
Attorney of Record for Appellants

v

STATEMENT OF ORAL ARGUMENT

The Court has scheduled oral argument for the morning session on August 2, 2016. See 16-10671 Docket Entry filed June 21, 2016. Appellants’ counsel is available and plans to appear for argument at that time. Given the complexity of the legal issues and factual record, Appellants believe that oral argument would be of assistance to the Court.

TABLE OF CONTENTS

CERTIFICATE OF INTERESTED PERSONS				i

STATEMENT OF ORAL ARGUMENT				vi

JURISDICTIONAL STATEMENT				1

ISSUES PRESENTED FOR REVIEW				1

INTRODUCTION				3

STATEMENT OF THE CASE				4

I.	The Parties			4

II.	The Incumbent Directors’ Pattern of Attempting to Entrench Themselves			7

	A.	The Incumbent Directors’ Control over Ashford Prime Begins to Erode		7

	B.	The Incumbent Directors’ Adopt the Proxy Penalty		8

	C.	The Incumbent Directors Use the Proxy Penalty to Campaign Against the Sessa Candidates		9

	D.	The Incumbent Directors Attempt to Alter the Balance of Voting Power By Issuing Insiders the Penny Preferred Stock		10

	E.	The Incumbent Directors Pursue a Strategy of Disqualifying the Sessa Candidates by Abusing the Bylaws		11

		1.	The Advance Notice Requirements of the Bylaws	11

		2.	The Incumbent Directors Secretly Create a Special Questionnaire Solely for the Sessa Candidates	12

		3.	Taking Advantage of the Newly Expanded Questionnaires, the Incumbent Directors Assert That the Sessa Candidates Failed to Provide Complete and Accurate Information	14

		4.	The Incumbent Directors Purport to Disqualify the Sessa Candidates	16

PROCEDURAL BACKGROUND				17

SUMMARY OF ARGUMENT				21

ARGUMENT				26

I.	The District Court Erred Because the Maryland Court of Appeals Would Not Apply the Business Judgment Rule to the Incumbent Directors’ Disqualification of the Sessa Candidates			26

	A.	The Incumbent Directors Have No Power to Determine Who May Stand for Election Against Them		26

	B.	Director Actions That Adversely Affect Stockholder Voting Rights Do Not Receive the Protection of the Business Judgment Rule		27

	C.	The Board Impermissibly Used the Bylaws to Discriminate Against the Sessa Candidates		34

	D.	The District Court Misconstrued the Maryland Statutes		36

		1.	Section 2-405.1(f) of the Maryland Corporations and Associations Code Does Not Support the District Court’s Decision	36

		2.	The Recent Amendment to Section 2-405.1 of the Maryland Corporations and Associations Code Does Not Change the Analysis	38

II.	Even if the Business Judgment Rule Applies to Actions Regarding Corporate Democracy, the District Court Erred by Ignoring Overwhelming Evidence That the Directors Acted in Bad Faith, Were Conflicted, and Applied the Bylaws in a Discriminatory Manner			40

	A.	The Incumbent Directors Acted in Bad Faith by Applying the Bylaws in a Discriminatory Fashion		41

	B.	The Incumbent Directors Are Interested in the Outcome of the Election		42

	C.	The Incumbent Directors Failed to Act on an Informed Basis	43

III.	Even if the Business Judgment Rule Applies to Actions Impacting Stockholder Voting Rights, the District Court Erred by Failing to Apply the Correct Legal Definition of “Plans”		46

	A.	The District Court Failed to Apply the Correct Definition of “Plans”	46

	B.	Under the District Court’s Reasoning, There Was No Basis for Disqualification of Four of the Five Sessa Candidates	49

IV.	The District Court Erred By Not Requiring the Incumbent Directors to Approve the Sessa Candidates for Purposes of the Proxy Penalty		50

V.	This Court Should Set Aside the Results of the Election and Order a New Election		55

CONCLUSION			57

TABLE OF AUTHORITIES

Cases

Aprahamian v. HBO & Co.,
531 A.2d 1204 (Del. Ch. 1987)	22, 25, 42, 43

Aronson v. Lewis,
473 A.2d 805 (Del. 1984)	21, 40

ASARCO LLC v. Americas Mining Corp.,
382 B.R. 49 (S.D. Tex. 2007), reconsidered in part on other grounds, 396 B.R. 278 (S.D. Texas 2008)	28

Blasius Indus., Inc. v. Atlas Corp.,
564 A.2d 651 (Del. Ch. 1988)	22, 29, 53

Boland v. Boland,
31 A.3d 529 (Md. 2011)	passim

Cummings v. United Artists Theatre Circuit, Inc.,
204 A.2d 795 (Md. 1964)	30

Daniels v. New Germany Fund, Inc.,
Civil Action No. MJG-05-1890, 2006 WL 4523622 (D. Md. Mar. 29, 2006)	22, 29, 38

Hilton Hotels Corp. v. ITT Corp.,
978 F. Supp. 1342 (D. Nev. 1997)	21, 32, 33

Hollis v. Hill,
232 F.3d 460 (5th Cir. 2000)	26

Hubbard v. Hollywood Park Realty Enters., Inc.,
No. 11779, 1991 WL 3151 (Del. Ch. Jan. 14, 1991)	23, 32, 34, 41

JANA Master Fund, Ltd. v. CNET Networks, Inc.,
954 A.2d 335 (Del. Ch. 2008)	23, 34, 41, 47

Kallick v. SandRidge Energy, Inc.,
68 A.3d 242 (Del. Ch. 2013)	52, 53, 54, 55

Kennecott Copper Corp. v. Curtiss-Wright Corp.,
584 F.2d 1195 (2d Cir. 1978)	25, 56

x

Kramer v. Liberty Property Trust,
968 A.2d 120 (Md. 2009)	22, 26, 32, 33

Merrit v. Libby, McNeil & Libby,
510 F. Supp. 366 (S.D.N.Y. 1981)	47

Mo. Portland Cement Co. v. Cargill, Inc.,
498 F.2d 851 (2d Cir. 1974)	47

Mottu v. Primrose,
23 Md. 482 (1865)	40

Mountain Manor Realty, Inc. v. Buccheri,
461 A.2d 45 (Md. Ct. Spec. App. 1983)	22, 30, 31, 38

NCR Corp. v. Am. Tel. & Tel. Co.,
761 F. Supp. 475 (S.D. Ohio 1991)	passim

Openwave Sys. Inc. v. Harbinger Capital Partners Master Fund I, Ltd.,
924 A.2d 228 (Del. Ch. 2007), judgment entered, (Del. Ch. May 31, 2007)	27, 34, 41

Pell v. Kill,
C.A. No. 12251-VCL, 2016 Del. Ch. LEXIS 77 (May 19, 2016)	26

Poling v. CapLease, Inc.,
No. 0700 Sept. Term 2015, 2016 WL 1749803 (Md. Ct. Spec. App. May 3, 2016)	34

San Antonio Fire & Police Pension Fund v. Amylin Pharm., Inc.,
983 A.2d 304 (Del. Ch.), aff’d, 981 A.2d 1173 (Del. 2009)	51, 53

Shaker v. Foxby Corp.,
No. 24-C-04-007613, 2005 WL 914385 (Md. Cir. Ct. Mar. 15, 2005)	passim

Shenker v. Laureate Educ., Inc.,
983 A.2d 408 (Md. 2009)	passim

Susquehanna Corp. v. Pan Am. Sulphur Co.,
423 F.2d 1075 (5th Cir. 1970)	47

Unocal Corp. v. Mesa Petrol. Co.,
493 A.2d 946 (Del. 1985)	23

W. Dist. Council of Lumber Prod. & Indus. Workers v. Louisiana Pac. Corp.,
892 F.2d 1412 (9th Cir. 1989)	25, 56

Werbowsky v. Collomb,
766 A.2d 123 (Md. 2001)	25, 42

Williamson-Dickie Mfg. Co. v. Apparel Ltd.,
No. 4:15-CV-164-A, 2015 U.S. Dist. LEXIS 75227 (N.D. Tex. June 10, 2015)	53

Federal Statutes

15 U.S.C. § 78aa	1

28 U.S.C. § 1292(a)(1)	1

28 U.S.C. § 1331	1

28 U.S.C. § 1367	1

28 U.S.C. § 2201	1

Securities Exchange Act of 1934, as amended, Section 13(d)	1, 17

Securities Exchange Act of 1934, as amended, Section 14(a)	1, 17

Securities Exchange Act of 1934, as amended, Section 27	1

State Statutes

2016 Md. Laws Ch. 170 § 2-405.1(f)(5)(i)	39

2016 Md. Laws Ch. 170 § 2-405.1(i)(1)	38, 39

Md. Code Ann., Corps. & Ass’ns § 2-404(b)(1)	21, 26

Md. Code Ann., Corps. & Ass’ns § 2-405.1	passim

Md. Code Ann., Corps. & Ass’ns § 2-405.1(e)	24, 40

Md. Code Ann., Corps. & Ass’ns § 2-405.1(f)	36, 37, 39

Md. Code Ann., Corps. & Ass’ns § 2-504(f)	passim

Md. Code Ann., Fin. Inst., § 9-216(a)(2)	37

Other Authorities

5 William Meade Fletcher et al., Fletcher Cyclopedia of the Law of Corporations § 2025 (Sept. 2015)	24

8 William Meade Fletcher et al., Fletcher Cyclopedia of the Law of Corporations § 4191 (Sept. 2015)	23, 34

James L. Hanks, Maryland Corporation Law § 6.8 (Nov. 2015)	24, 41, 42

Melvin Aron Eisenberg, Access to the Corporate Proxy Machinery, 83 Harv. L. Rev. 1489, 1505 (1970)	26

JURISDICTIONAL STATEMENT

Appellants appeal from preliminary injunction orders in two related cases in the United States District Court for the Northern District of Texas, Case No. 3:16-CV-0527 (“Ashford I”), and Case No. 3:16-CV-0713 (“Ashford II”).

The district court had subject matter jurisdiction in Ashford I pursuant to 28 U.S.C. § 1331 and Section 27 of the Securities Exchange Act of 1934, as amended, and 15 U.S.C. § 78aa, as Ashford I involved claims under Sections 13(d) and 14(a) of the Securities Exchange Act of 1934 (the “Exchange Act”). The district court had subject matter jurisdiction of Appellant’s counterclaims in Ashford I pursuant to 28 U.S.C. §§ 1331, 1367 and 2201. The district court had subject matter jurisdiction in Ashford II pursuant to 28 U.S.C. § 1331, as Ashford II was a virtually identical action to Ashford I and raised the same allegations that Appellants failed to comply with Sections 13(d) and 14(a) of the Exchange Act.

This Court has jurisdiction pursuant to 28 U.S.C. § 1292(a)(1), as this appeal is from an order denying a motion for preliminary injunction in Ashford I and granting a motion for preliminary injunction in Ashford II. (ROA.16-10671.4144-56; ROA.16-10672.4641-53) Appellants timely filed their notice of appeal on Monday, May 23, 2016, three days after the entry of the district court’s Friday, May 20, 2016 preliminary injunction order. (ROA.16-10671.4157-59; ROA.16-10672.4654-56)

1

ISSUES PRESENTED FOR REVIEW

The principal issues presented in this appeal are:

1.          Whether the district court erred by holding, under Maryland law, that a decision by a corporation’s incumbent board of directors to disqualify every competing candidate nominated by the stockholders to run against the incumbent directors for election to the board is reviewed only under the deferential business judgment rule, when Maryland’s highest court and every other court to address the issue has reached the conclusion that such acts of stockholder disenfranchisement are not protected by the business judgment rule.

2.          Whether the district court erred in applying the business judgment rule by ignoring overwhelming evidence that the incumbent directors acted in bad faith, while laboring under a conflict of interest, and impermissibly applied the bylaws in a discriminatory and inequitable manner to effectively disenfranchise the stockholders.

3.          Whether the district court erred by failing to apply the correct legal definition of “plans” as that term is defined under the federal securities laws and, by reference, in the Company’s bylaws, when it determined that the incumbent directors could rationally have determined that the competing candidates failed to disclose their plans for the Company.

4.          Whether the incumbent directors have a fiduciary duty to approve the competing candidates for purposes of a contractual change-in-control provision, in order to allow stockholders to vote for the competing candidates without fear of triggering a penalty of “hundreds of millions of dollars,” representing more than half of the Company’s entire market capitalization.

2

INTRODUCTION

This appeal arises out of an unprecedented preliminary injunction order enforcing a decision by the incumbent directors of a public company to wrongfully entrench themselves in office by refusing to allow any competing candidates to run for election against them. In an opinion that stunned the legal community,1 the district court erroneously held, applying Maryland law, that the incumbent directors’ decision to disqualify every competing candidate is protected by the business judgment rule. The district court’s order was so out of line with established precedent that the Company’s counsel boasted that it is the “first time a court has invalidated an activist shareholder’s slate on the basis of the activist’s failure to comply with the substantive disclosure provisions of a company’s advance notice bylaws.” (http://www.cadwalader.com/news/news-release/cadwalader-successfully-represents-ashford-hospitality-prime-inc-in-battle-with-shareholder-activist-.)

As explained in detail below, the district court’s order inexplicably ignores a decision by Maryland’s highest court, decisions from Maryland trial courts, decisions from federal district courts applying Maryland law, and an extensive body of persuasive Delaware case law all reaching the opposite conclusion that actions taken by an incumbent board that adversely affect stockholder voting rights are not protected by the business judgment rule.

1 Law360 has described this case as “the proxy contest everyone is watching.” (http://www.law360.com/articles/800692/a-closer-look-at-the-proxy-case-everyone-s-talking-about.)

3

As a result of the district court’s preliminary injunction, the incumbent directors stood for re-election unopposed at the Company’s annual meeting on June 10, 2016 and were therefore re-elected by default. But in an unprecedented rebuke, the Company’s stockholders sent a loud and clear message by overwhelmingly voting, by margins of almost 2-1, to “withhold” approval for the incumbent directors.

The district court’s decision represents a devastating blow to corporate democracy. In this case, it deprived the Company’s stockholders of the right to vote for any candidates other than the incumbent directors. It also sets a dangerous precedent that gives incumbent boards carte blanche to engage in acts of entrenchment that have heretofore been thought untenable.

This Court should use its broad equitable powers to remedy the injustice caused by the district court’s decision by ordering that the results of the election be set aside and that a new election be held in which the competing candidates are allowed to run.

STATEMENT OF THE CASE

I.	The Parties

Ashford Hospitality Prime, Inc. (“Ashford Prime” or the “Company”) is a small, publicly-traded real estate investment trust that owns hotels. The Company is incorporated in Maryland and its principal place of business is in Dallas, Texas. Ashford Prime’s current market capitalization is less than $500 million. Ashford Prime has no employees. Instead, its management is delegated to two companies, Ashford Inc. and Ashford Hospitality Advisors LLC (collectively the “Ashford Advisors”), which are controlled by its chairman and CEO, Monty Bennett. (ROA.16-10672.2044, .2056)

4

Sessa is a hedge fund that owns approximately 8.2% of Ashford Prime’s common stock, making it the Company’s third largest stockholder. (ROA.16-10672.2625) In an effort to address what Sessa believes is the Company’s poor corporate governance problems and related stock underperformance, Sessa seeks to nominate five individuals, John E. Petry, Phillip B. Livingston, Lawrence A. Cunningham, Daniel B. Silver and Chris D. Wheeler (the “Sessa Candidates”) to stand for election to Ashford Prime’s seven-member board of directors.2

The Sessa Candidates are remarkably well-qualified. As a group, they include graduates of Harvard Business School, the Wharton School of Business, the Haas School of Business at U.C. Berkeley, a chaired professor of law who specializes in corporate governance, and former CEOs and CFOs who have served on the boards of at least 16 public companies. (ROA.16-10671.3444-47) Only one of the Sessa Candidates, John Petry, is employed by Sessa; the other four have no affiliation whatsoever with Sessa. (Id.)

2 Sessa initially sought to nominate the Sessa Candidates to stand for election at the Company’s 2016 annual meeting, which took place on June 10, 2016. Sessa now seeks to set aside the results of the 2016 annual meeting and to require a new election. Unless Ashford Prime materially improves its corporate governance and addresses its stock performance, Sessa intends to nominate the same, or a substantially similar slate of candidates, for election at the 2017 annual meeting.

5

The Ashford Prime board of directors is comprised of two insiders and five outside directors. The two insiders are Monty J. Bennett, the Company’s Chairman and CEO, and the son of the founder of the original Ashford entities; and Douglas A. Kessler, the Company’s President. The five outside directors are: Curtis B. McWilliams, the Company’s lead director; Stefani D. Carter, Chair of the Nominating and Governance Committee; Andrew Strong, the other member of the two-person Nominating and Governance Committee; Matthew D. Rinaldi; and W. Michael Murphy.

Three of the five outside directors (Carter, Strong and Rinaldi) are lawyers with no substantial business or hospitality experience and no other experience as board members of public companies. The outside directors are far from independent. Ms. Carter, the Chair of the Nominating and Governance Committee, is financially dependent on the position as she has little or no other income.3 Mr. Murphy is a forty-year friend of Mr. Bennett’s father, who depends on the position for roughly 30% of his annual income. (ROA.16-10672.2164) Mr. Strong has been a personal friend of Mr. Bennett since high school. (ROA.16-10672.2150-51) Mr. Rinaldi is a Texas State Representative whose campaigns have been funded by Mr. Bennett. (ROA.16-10672.2151) Indeed, when the company went public in 2013, Mr. Bennett hand-selected four of the five outside directors. (ROA.16-10672.2150-55)

3 Ms. Carter’s annual income in 2015 was less than $300,000 and perhaps even less than $200,000. (ROA.16-10672.2184) Her compensation as a director of Ashford Prime was $167,380. (ROA.16-10672.2072)

6

II.	The Incumbent Directors’ Pattern of Attempting to Entrench Themselves

Since the Company went public in 2013, the incumbent directors have consistently failed to act in the best interests of Ashford Prime and its stockholders, approving transactions benefitting only Mr. Bennett and the Ashford Advisors, which he controls. For example, in 2015, Ashford Prime liquidated approximately $50 million in marketable securities and invested the proceeds in a hedge fund managed by Mr. Bennett. (ROA.16-10671.80) Then, on July 31, 2015, Ashford Prime purchased 8.8% of Ashford Inc.’s stock for a 59% premium over the trading price that day, thereby taking out Ashford Inc.’s largest outside stockholder in advance of a controversial merger that Ashford Inc. would announce a few months later. (ROA.16-10671.79) As stockholders increasingly raised concerns about such self-dealing and other issues, the incumbent directors responded by taking a series of improper actions to entrench themselves in office.

A.	The Incumbent Directors’ Control over Ashford Prime Begins to Erode

In 2014 and 2015, the Company’ public stockholders began to assert their rights and to evidence their displeasure with the incumbent directors. At the May 2014 annual meeting, stockholders overwhelmingly approved a stockholder proposal (over the directors’ vigorous opposition) to opt out of the Maryland Unsolicited Takeover Act and thereby remove certain barriers to a change of control. (ROA.16-10671.515, .553) Then, at the May 2015 annual meeting, the stockholders rejected a management proposal to ban stockholder nominations of director candidates unless the nominating stockholder held at least 1% or more of Ashford Prime’s stock continuously for at least one year to nominate director candidates. (ROA.16-10671.563)

7

B.	The Incumbent Directors’ Adopt the Proxy Penalty

On June 10, 2015, just weeks after losing the stockholder vote on its proposal to ban virtually all stockholders from nominating board candidates, Ashford Prime entered into a Third Amended and Restated Advisory Agreement (the “TAAA”) with the Ashford Advisors. (ROA.16-10671.3270-306) The TAAA fundamentally altered the terms of the Advisory Agreement with the Ashford Advisors in ways that were highly detrimental to the Company. Most importantly, the TAAA gave the Ashford Advisors a right to terminate the TAAA and collect a penalty in the event of a change in the composition of a majority of the Company’s board (the “Proxy Penalty”).4 (ROA.16-10671.3294-95; cf. ROA.16-10671.3307-37) Although the exact amount of the Proxy Penalty is not known because it is the product of a calculation with inputs known only to the Ashford Advisors, the Company and the Ashford Advisors have publicly stated that it is in the hundreds of millions of dollars. (ROA.16-10671.862) The Company received nothing of any real value in return for these significant changes to the TAAA.5

4 Discovery has revealed that the incumbent directors failed to comply with their duty of care in approving the TAAA. The Proxy Penalty was not even discussed by the board when it approved the TAAA. (ROA.16-10671.3546-47, ROA.16-10671.3579-83) The board never even considered the fact that the Proxy Penalty might undermine the stockholder franchise. (ROA.16-10671.3562) Moreover, the incumbent directors did not obtain independent legal advice or financial advice before entering into the TAAA. (ROA.16-10671.3538-39; ROA.16-10671.3551)

5 The Company contends that the TAAA provided two benefits: (1) so-called “key money” financing from Ashford, Inc., and (2) shortening the term of the agreement. (ROA.16-10671.1104) However, under the TAAA, Ashford Inc. is “not required to provide any Key Money.” (ROA.16-10671.3565) And the companies have frequently played with the term of the agreement. It was originally five years (ROA.16-10671.3491), then it was lengthened to 20 years (ROA.16-10671.3323), and then it was reduced back to ten years in the TAAA (ROA.16-10671.3289).

8

In addition to the Proxy Penalty, the Company included a “Proxy Put” in its $150 million credit agreement, which provides back-stop liquidity for the Company. The Proxy Put would allow the Company’s lender to require immediate repayment of any outstanding indebtedness in the event of a change in the composition of a majority of the Company’s board.6 (ROA.16-10672.3241-42)

C.	The Incumbent Directors Use the Proxy Penalty to Campaign Against the Sessa Candidates

On January 14, 2016, in compliance with Ashford Prime’s bylaws, Sessa timely provided the Company advance notice of its intention to nominate the Sessa Candidates at the 2016 Annual Meeting. Thereafter, the incumbent directors aggressively used the threat of the Proxy Penalty to discourage stockholders from voting for the Sessa Candidates.

6 The Company has no outstanding indebtedness under the credit agreement. As a result, the Proxy Put has not been a focal point of the litigation to date.

9

For example, on March 9, 2016, the Company argued in a press release that stockholders should not vote for the Sessa Candidates because their election “would result in a contractual obligation for the Company to render a significant termination payment to our advisor, which we estimate to be hundreds of millions of dollars.” (ROA.16-10671.862) Given that the Company’s entire market capitalization at the time was less than $350 million, the threat of a penalty in the “hundreds of millions of dollars” was coercive and continues to have an impact going forward. Indeed, the threat caused at least one analyst to recommend that stockholders vote against the Sessa Candidates. (ROA.16-10671.867)

Under the TAAA, however, the incumbent directors can avoid any risk of triggering the Proxy Penalty by simply approving two or more of the Sessa Candidates. (ROA.16-10671.3294-95; see also ROA.16-10671.3523-24, .3550) The TAAA permits the incumbent directors to grant such approval without any conditions, criteria, standards or guidelines. (ROA.16-10671.3294-95) The TAAA also does not require evaluation or vetting of nominees before they can be approved.

D.	The Incumbent Directors Attempt to Alter the Balance of Voting Power By Issuing Insiders the Penny Preferred Stock

On February 2, 2016, just two weeks after Sessa submitted its nomination materials, the incumbent directors took a further step to entrench themselves by approving the issuance of a new class of preferred stock to a group of Ashford corporate insiders for $0.01 per share (the “Penny Preferred”). The issuance of the Penny Preferred would have given Mr. Bennett and other company insiders 13.3 percent of the Company’s voting power for just $43,750. (ROA.16-10672.3480-82, .3487-88) After Sessa challenged the issuance of the Penny Preferred in this lawsuit and in a letter to the New York Stock Exchange, the Company rescinded the issuance under pressure from the NYSE, which had concluded that the issuance violated the NYSE’s rules. (ROA.16-10672.2535-36, ROA.16-10672.2168-69)

10

E.	The Incumbent Directors Pursue a Strategy of Disqualifying the Sessa Candidates by Abusing the Bylaws

In addition to using the Proxy Penalty to coerce stockholders to vote for the incumbent directors, and attempting to alter the balance of voting power with the Penny Preferred, the Company also hatched a plan in December 2015 to disqualify the Sessa Candidates and refuse to count any votes in their favor. Indeed, in a meeting with Sessa on March 24, 2016, a representative of the Ashford Prime board admitted that Ashford Prime had been pursuing a “strategy of declaring [Sessa’s] nominees invalid.”7 (ROA.16-10672.2036)

1.	The Advance Notice Requirements of the Bylaws

Ashford Prime’ bylaws contain “advance notice provisions,” which are allowed by Maryland law to the extent they require “stockholders to provide advance notice of the nomination or proposal to the corporation before a date or within a period of time specified in the charter or bylaws.” Md. Code Ann., Corps. & Ass’ns § 2-504(f).

7 The representative also communicated a threat from Mr. Bennett to “rain down a path of destruction” on Sessa in retaliation for Sessa pursuing the proxy contest.  (ROA.16-10672.2035-36; ROA.16-10671.1559-62)

11

The advance notice provisions in Ashford Prime’s bylaws require individuals who are to be nominated for election to the board to complete a questionnaire supplied by the Company seeking the “information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest . . . pursuant to Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder.” (ROA.16-10672-2214)

2.	The Incumbent Directors Secretly Create a Special Questionnaire Solely for the Sessa Candidates

On December 21, 2015, nearly a month before the January 18, 2016 deadline to submit nomination materials pursuant to the bylaws, Sessa requested the questionnaire from the Company. (ROA.16-10671.763) The Company had just provided questionnaires to the incumbent directors only days before, on December 15, which were virtually identical to all the questionnaires previously provided to the incumbent directors, including questionnaires provided before the incumbents were board members. (ROA.16-10672.2227; ROA.16-10672.2371-419, 2014; ROA.16-10672.2421-73, 2015; and ROA.16-10672.2475-522, 2016) However, unbeknownst to Sessa, the Company did not promptly provide the same questionnaire to Sessa. (ROA.16-10671.763) Instead, the Company’s outside lawyers secretly spent weeks cooking up a new and far more onerous questionnaire for the Sessa Candidates. (ROA.16-10671.783-833)

12

When the Company finally provided Sessa with the questionnaire on January 8, 2016, it contained 27 new questions and expanded the scope of 34 questions. (Compare ROA.16-10672.2277-326 (questionnaire provided to Sessa) to ROA.16-10672.2475-522 (questionnaire provided to incumbent directors).) The new and expanded questions were far broader than contemplated by the Company’s bylaws, which require disclosure only of the information that must be provided pursuant to Regulation 14-A. (ROA.16-10672.2215) Indeed, all references to Regulation 14-A were deleted in the questionnaire and much of the new questionnaire had no connection to the proxy rules. (ROA.16-10672.2277-326)

In what was effectively an attempt to take discovery from the Sessa Candidates and gain an unfair advantage in the proxy contest, the new questionnaire demanded disclosure of virtually every discussion any of the Sessa Candidates had regarding the Company. (ROA.16-10672.2308-13) Furthermore, copies of any “related analysis, emails, correspondence or documentation” were demanded. (ROA.16-10672.2313)

Because of the Company’s three-week delay in providing the questionnaire to Sessa, the Sessa Candidates had only five business days to complete the lengthy and onerous questionnaire before the applicable deadline. (ROA.16-10672.2475) Nonetheless, each of the Sessa Candidates fully completed the questionnaire in the short time given. (ROA.16-10672.3534-824) On January 14, 2016, Sessa overnighted the completed questionnaires and all other information required pursuant to the bylaws. (Id.) In all, Sessa provided approximately 430 pages of information and incorporated more by reference to its publicly-available securities filings. (Id.)

13

The information provided in the completed questionnaires fully satisfied all the requirements of Regulation 14-A. (Id.) Indeed, Sessa filed its preliminary proxy statement with the SEC on February 12, 2016, and filed its definitive proxy statement on February 26, 2016. The SEC staff apparently saw no issues with the content of Sessa’s disclosures in its proxy statement, as the staff flagged only a single calculation error in Sessa’s preliminary proxy statement. Even if the information Sessa provided the Company on January 14, 2016 was not complete (which it was), the Company was not disadvantaged in any way, as it had all information from Sessa required by the proxy rules when Sessa filed its proxy statement on February 12, 2016, 120 days in advance of the June 10, 2016 annual meeting.

3.	Taking Advantage of the Newly Expanded Questionnaires, the Incumbent Directors Assert That the Sessa Candidates Failed to Provide Complete and Accurate Information

On January 26, Stefani Carter, the Chair of the board’s two-member Nominating and Governance Committee, wrote Sessa asserting that the Sessa Candidates had not given complete answers to all of the questions in the questionnaire. (ROA.16-10672.2540-44) All but two of the 22 issues raised by Ms. Carter involved the new or expanded questions concocted specially for the Sessa Candidates. Id. The two issues on old questions were easily resolved by clarifications and additional information promptly provided by Sessa on February 3, 2016. (ROA.16-10672.2546-54)

14

On February 4, 2016, Ms. Carter wrote to request more information and meetings with the candidates “in order to further evaluate their candidacies.” (ROA.16-10672.2556) Ms. Carter did not identify what further information she was seeking. Id. Sessa promptly responded to Ms. Carter, expressing a willingness to meet with the incumbent directors, but asked that Ms. Carter clarify what information was sought so that it could be best prepared to answer her questions. (ROA.16-10672.2558-59) Ms. Carter never replied.

In their proxy materials, the incumbent directors warned the stockholders that Sessa had secret, undisclosed plans “to invalidate the Termination Fee [Proxy Penalty] in court and with respect to a potential sale of the company.” (ROA.16-10672.2053) In those communications to the stockholders, the incumbent directors also complained that one of the Sessa Candidates, Mr. Livingston, engaged in “resume padding” by claiming that he was a “CPA” when he had allowed his CPA licenses to expire. They also complained that Mr. Livingston did not immediately inform the Company of a small purchase of Ashford Prime stock made shortly after submitting his completed questionnaire.

15

In its proxy materials, Sessa fully disclosed its plans, proposals and views regarding the Company and its incumbent management to the Company’s stockholders. For example, in a public Schedule 13-D filing with the SEC on January 8, 2016, Sessa announced that “given the corporate governance and other issues . . ., we now believe that a sale of the Company is the preferred outcome of the strategic alternatives process.” (ROA.16-10671.160) And in a detailed presentation to Ashford Prime stockholders that was also publicly filed with the SEC on March 23, 2016, Sessa expressed its views regarding the Company in great detail, including its intent to consider “any strategic action . . . including asset sales,” to “[e]xplore all options to invalidate or renegotiate the termination fee,” and to implement “‘best-in-class’ corporate governance.”8

4.	The Incumbent Directors Purport to Disqualify the Sessa Candidates

On April 12, 2016, Ashford Prime filed its preliminary proxy statement. In that filing, almost three months after Sessa nominated the Sessa Candidates, the Company indicated the incumbent directors might attempt to disqualify the Sessa Candidates. (ROA.16-10672.4562-63) On April 25, the Company filed its definitive proxy statement, announcing that a determination had been made that Sessa’s nomination materials were “deficient” for “fail[ure] to disclose . . . plans and proposals for the company and its assets,” and Livingston’s alleged “omi[ssion of] information about [Company] securities holdings” and “resume padding.” (ROA.16-10672.2053) The definitive proxy statement further stated that proxies cast for any Sessa Candidate would be “invalid,” and that the Company did “not intend to count any stockholder votes for Sessa’s proposed nominees.” (ROA.16-10672.2052)

8 The Company was well aware of these statements. In fact, a copy of the investor presentation was produced by the Company in discovery on April 29, 2016. (See AHP_00018517-560, ROA.16-10671.3643-86)

16

PROCEDURAL BACKGROUND

On February 3, 2016, Sessa commenced an action in Maryland seeking to require the incumbent directors to approve the Sessa Candidates in order to negate the Proxy Penalty (the “Maryland Action”). On February 25, 2016, Ashford Prime responded by filing a lawsuit against Sessa and the Sessa Candidates in the United States District Court for the Northern District of Texas (“Ashford I”) alleging that they had violated Sections 13(d) and 14(a) of the Securities Exchange Act of 1934 (the “Act”). (ROA.16-10671.32-34) Two weeks later, Ashford Prime filed a virtually identical lawsuit against Sessa and the Sessa Candidates in the Circuit Court for Dallas County, Texas (“Ashford II”). (ROA.16-10672.1-22)

In order to consolidate the litigation in one court, on March 14, 2016, Sessa dismissed the Maryland Action, filed an answer, counterclaims and third-party claims in Ashford I, and removed Ashford II to federal court. (ROA.16-10671.252-.330; ROA.16-10672.23-34) In its counterclaims and third party claims, Sessa alleged that the incumbent directors breached their fiduciary duties by approving the issuance of the Penny Preferred and refusing to approve the Sessa Candidates for purposes of the Proxy Penalty. (ROA.16-10671.301-03) That same day, Sessa filed a motion for preliminary injunction seeking to require the board to approve the Sessa Candidates in order to neutralize the Proxy Penalty and to invalidate the issuance of the Penny Preferred.

17

During the pendency of Sessa’s preliminary injunction motion, on April 6, 2016, the incumbent directors voted to rescind the issuance of the Penny Preferred stock under pressure from the NYSE. (ROA.16-10671.1539; ROA.16-10672.2535-36, .2168) On April 8, the Company filed a notice of mootness with regard to the Penny Preferred claim. (ROA.16-10671.1538-42)

On April 13, 2016, Ashford Prime filed a motion for preliminary injunction in Ashford II. In its motion, Ashford Prime requested that the district court disqualify the Sessa Candidates on the ground that they had failed to provide complete responses to the director questionnaires and thereby violated the advance notice provisions of the bylaws.

On May 4, 2016, after Ashford Prime announced in its definitive proxy statement that it did not intend to count any votes in favor of the Sessa Candidates, Sessa filed a motion to expand the scope of relief requested in its pending preliminary injunction motion. (ROA.16-16071.2644-720) In that motion, Sessa requested that the district court prohibit the incumbent directors from purporting to disqualify the Sessa Candidates and require the Company to count votes cast in their favor. (ROA.16-10671.2647-48)

On May 11, 2016, the district court held a brief oral argument on the parties’ respective motions. (ROA.16-10671.30, Dkt. 98; ROA.16-10672.21, Dkt. 78) The district court did not hold an evidentiary hearing. (Id.) Following oral argument on the preliminary injunction motions, at which the district court requested the parties to discuss settlement, the incumbent directors filed an “open letter” in the district court offering to settle the dispute and attempting to portray Sessa as uncompromising. (ROA.16-10671.4137-40; ROA.16-10672.4634-37)

18

On May 20, 2016, the district court entered an order denying Sessa’s preliminary injunction motion and granting Ashford Prime’s preliminary injunction motion.9 (ROA.16-10671.4144-56; ROA.16-10672.4641-53) Quoting a decision of the Maryland Court of Appeals, the district court held that under Maryland law, “the business judgment rule applies to all decisions regarding [a] corporation’s management.” (ROA.16-10671.4148; ROA.16-10672.4645 (quoting Shenker, 983 A.2d at 424.) In its decision, the district court relied exclusively on that language from the Shenker decision, along with a subsection of the Maryland statute codifying the business judgment rule which provides that “[a]n act of a director relating to or affecting an acquisition or a potential acquisition of control of a corporation may not be subject to a higher duty or greater scrutiny than is applied to any other act of a director.” (ROA.16-10671.4148-49; ROA.16-10672.4645-46 (quoting Md. Code Ann., Corps. & Ass’ns § 2-405.1))

9 The order also dismissed Sessa’s motion to expand the scope of relief sought in its preliminary injunction motion as moot. (ROA.16-10671.4154; ROA.16-10672.4651)

19

Although the disqualification of the Sessa Candidates did not involve any “management” decision or any “acquisition” of Ashford Prime stock, the district court nonetheless reviewed Ashford Prime’s board’s decision to withhold approval of Sessa’s candidates under Maryland’s business judgment rule. (ROA.16-10671.4152; ROA.16-10672.4649) Applying the highly deferential business judgment rule, the district court deferred to the incumbent directors’ unsupported assertion that Sessa had undisclosed plans and proposals.10 (ROA.16-10671.4153-54; ROA.16-10672.4650-51 (“the board could rationally believe the Sessa candidates had a plan they refused to disclose in their questionnaires”)) The court noted that it did not “not necessarily endorse this result,” but concluded that Maryland had made that “choice.” (ROA.16-10671.4150 n.2; ROA.16-10672.4647 n.2)

The court then entered a preliminary injunction: (1) declaring the Sessa Candidates to be “invalid and ineligible to stand for election to Ashford Prime’s board at the 2016 annual meeting because of the board’s finding that the candidates failed to comply with the advance notice requirements”; (2) enjoining Sessa “from submitting or purporting to submit Sessa’s candidates to Ashford Prime’s shareholders for election to the board for its 2016 annual meeting”; and (3) enjoining Sessa “from soliciting proxy votes for Sessa’s candidates or distributing any proxy materials regarding Sessa’s candidates.” (ROA.16-10671.4155; ROA.16-10672.4652)

10 The district court declined to address Mr. Livingston’s alleged “resume padding” and the disclosure of his stock purchase. (ROA.16-10671.4154; ROA.16-10672.4651)

20

On May 23, 2016, the Sessa parties filed notices of appeal in both cases. (ROA.16-10671.4157-59; ROA.16-10672.4654-56) Sessa promptly moved this Court to stay the district court’s order and postpone the annual meeting, as well as to expedite this appeal. On June 2, this Court entered an order denying Sessa’s motion to stay the district court’s order and postpone the Company’s annual meeting, but granting Sessa’s request that this appeal be expedited.

SUMMARY OF ARGUMENT

In holding that the incumbent directors’ decision to disqualify the Sessa Candidates is protected by Maryland’s business judgment rule, the district court committed a clear error of law.

Under Maryland law, stockholders have the exclusive right to elect a corporation’s directors. Md. Code Ann., Corps. & Ass’ns § 2-404(b)(1). The incumbent directors have no discretion under Maryland law to determine who may or may not run against them.

The business judgment rule “is a presumption that in making a business decision the directors of a corporation acted on an informed basis, in good faith, and in the honest belief that the action taken was in the best interests of the company.” Boland v. Boland, 31 A.3d 529, 548 (Md. 2011) (quoting Aronson v. Lewis, 473 A.2d 805, 812 (Del. 1984)). But the business judgment rule is premised on that power being “limited by the right of shareholders to vote for the members of the board.” Hilton Hotels Corp. v. ITT Corp., 978 F. Supp. 1342, 1347 (D. Nev. 1997). To maintain this balance, courts have distinguished actions relating to the management of a corporation from actions that interfere with the stockholder franchise. Rather than applying the business judgment rule to board actions impacting the stockholder franchise, courts hold incumbent directors to the “highest standards” in “conducting corporate elections.” Aprahamian v. HBO & Co., 531 A.2d 1204, 1206-07 (Del. Ch. 1987).

21

Maryland’s highest court, the Maryland Court of Appeals, has expressly stated that “[w]here the rights attendant to stock ownership are adversely affected,” including specifically when “a shareholder’s right to vote” is impaired, “the business judgment rule does not apply.” Shenker v. Laureate Educ., Inc., 983 A.2d 408, 424 (Md. 2009) (emphasis added). Every state and federal court to have considered the issue under Maryland law has reached the same conclusion. See Shaker v. Foxby Corp., No. 24-C-04-007613, 2005 WL 914385, at *5 (Md. Cir. Ct. Mar. 15, 2005), http://www.mdcourts.gov/businesstech/opinions_archive2005.html; Daniels v. New Germany Fund, Inc., Civil Action No. MJG-05-1890, 2006 WL 4523622 (D. Md. Mar. 29, 2006); Mountain Manor Realty, Inc. v. Buccheri, 461 A.2d 45, 53 (Md. Ct. Spec. App. 1983); NCR Corp. v. Am. Tel. & Tel. Co., 761 F. Supp. 475, 496 (S.D. Ohio 1991) (applying Maryland law). Moreover, a well-developed body of Delaware cases, which are treated as “highly persuasive” by Maryland courts, Kramer v. Liberty Property Trust, 968 A.2d 120, 133-34 (Md. 2009), have stablished that actions of incumbent boards which interfere with stockholder voting are subject to heightened scrutiny. See Blasius Indus., Inc. v. Atlas Corp., 564 A.2d 651, 661 (Del. Ch. 1988) (requiring a “compelling justification” for actions taken with the “primary purpose of impeding the exercise of stockholder voting”); Unocal Corp. v. Mesa Petrol. Co., 493 A.2d 946 (Del. 1985) (applying an intermediate level of heightened scrutiny to legitimate business decisions that have an incidental impact on stockholder voting rights.

22

In reaching the conclusion that the Maryland Court of Appeals would apply the business judgment rule to the incumbent directors’ decision disqualifying the competing candidates nominated by the stockholders, the district court overlooked these authorities. The district court also fundamentally misread the Maryland statute codifying the business judgment rule, which applies only to the business decisions and transactions involving the “acquisition” of a company’s securities.

The district court also overlooked a significant body of law that advance notice bylaws cannot be used to discriminate against stockholder nominees or to entrench incumbent directors. 8 William Meade Fletcher et al., Fletcher Cyclopedia of the Law of Corporations § 4191 (Sept. 2015); Shaker, 2005 WL 914385, at *3-4 (discussing authorities).11 Courts do not hesitate to “invalidate board action constituting an inequitable manipulation of the corporate machinery that affected adversely the shareholders’ right to conduct a contested election of directors.” Hubbard v. Hollywood Park Realty Enters., Inc., No. 11779, 1991 WL 3151, *7 (Del. Ch. Jan. 14, 1991) (collecting cases). Indeed, it is a fundamental tenet of corporate law that stockholders’ right to vote “for the directors who are to manage the corporate affairs is one of the most important rights incident to stock ownership and should not be annulled for purely technical reasons.” 5 William Meade Fletcher et al., Fletcher Cyclopedia of the Law of Corporations § 2025 (Sept. 2015).

11 Moreover, advance notice provisions are to be narrowly construed against the Company and in favor of the stockholder franchise. JANA Master Fund, Ltd. v. CNET Networks, Inc., 954 A.2d 335, 344 (Del. Ch. 2008).

23

Even if the incumbent directors’ acts of entrenchment are properly reviewed under the business judgment rule, the district court’s judgment should still be reversed because the district court also plainly erred in its application of the business judgment rule. Under Maryland law, the business judgment rule merely creates a presumption that the board acted in good faith on an informed basis. Boland, 31 A.3d at 548; Md. Code Ann., Corps. & Ass’ns § 2-405.1(e). That presumption can be rebutted with evidence that the directors acted in bad faith, that they had a personal interest in the matter, or that they did not act on an informed basis. Boland, 31 A.3d at 549; James L. Hanks, Maryland Corporation Law § 6.8 (Nov. 2015). Here, all of those exceptions have been met.

The evidence of bad faith here is overwhelming. A spokesman for the incumbent directors, speaking from approved talking points, admitted that the incumbent directors were pursuing a “strategy” of invalidating the Sessa Candidates. (ROA.16-10672.2036)

That admission of bad faith is confirmed by the incumbent director’s larger pattern of improper efforts to entrench themselves, their secret misuse of special questionnaires for the Sessa Candidates that flouted the intent of the bylaws, and other acts of misconduct discussed below.

24

The incumbent directors were also laboring under a conflict of interest, as they were all seeking re-election and thus had a personal interest in the decision to disqualify the candidates who would otherwise have displaced them. See Aprahamian, 531 A.2d at 1206. Maryland and Delaware cases both recognize that directors’ decisions are not protected by the business judgment rule under such circumstances. Werbowsky v. Collomb, 766 A.2d 123, 138 (Md. 2001); Aprahamian, 531 A.2d at 1206.

Furthermore, the incumbent directors effectively admitted in discovery that they did not act on an informed basis in disqualifying every Sessa Candidate. Several of the directors never even reviewed the supposedly deficient questionnaires submitted by the Sessa Candidates. In fact, none of the evidence relied on by the district court in sustaining the board’s action was even available to the board when it decided to disqualify each Sessa Candidate.

This Court has broad equitable power to remedy the injustice created by the district court’s preliminary injunction, including the power to set aside the June 10, 2016 annual meeting and order a new election in which the Sessa Candidates are allowed to participate. See W. Dist. Council of Lumber Prod. & Indus. Workers v. Louisiana Pac. Corp., 892 F.2d 1412, 1416 (9th Cir. 1989) (holding that the Court of Appeals has “the power to undo the election if . . . such relief is in the best interests of the shareholders”); Kennecott Copper Corp. v. Curtiss-Wright Corp., 584 F.2d 1195, 1200-01 (2d Cir. 1978). As explained below, the Court should do so here so that the stockholders can have a fair election of directors with a choice of candidates.

25

ARGUMENT

I.	The District Court Erred Because the Maryland Court of Appeals Would Not Apply the Business Judgment Rule to the Incumbent Directors’ Disqualification of the Sessa Candidates
A.	The Incumbent Directors Have No Power to Determine Who May Stand for Election Against Them

As a threshold matter, stockholders have the exclusive right to elect a corporation’s directors under Maryland law. Md. Code Ann., Corps. & Ass’ns § 2-404(b)(1). “As a corollary to their exclusive right to elect the board, the shareholders have the right to nominate candidates for directorships.” Melvin Aron Eisenberg, Access to the Corporate Proxy Machinery, 83 Harv. L. Rev. 1489, 1505 (1970). Indeed, it is axiomatic that “when facing an electoral contest, incumbent directors are not entitled to determine the outcome for the stockholders. Stockholders elect directors, not the other way around.” Pell v. Kill, C.A. No. 12251-VCL, 2016 Del. Ch. LEXIS 77, *4 (May 19, 2016).12 The Ashford Prime bylaws acknowledge these fundamental principles by expressly providing that stockholders may nominate candidates for election to the board. (ROA.16-10672.2213) Nothing in Maryland law or the Company’s bylaws affords the incumbent directors any power to substantively vet and determine who may run against them.

12 Maryland courts, like the Fifth Circuit, find Delaware decisions to be “highly persuasive” on matters of corporate law. See, e.g., Kramer, 968 A.2d at 134; Hollis v. Hill, 232 F.3d 460, 469 (5th Cir. 2000) (“The opinions of the Delaware courts are often influential in matters of corporate law.”).

26

Maryland statutes provide that a corporation’s bylaws “may require any stockholder proposing a nominee for election as a director or any other matter for consideration at a meeting of the stockholders to provide advance notice of the nomination or proposal to the corporation before a date or within a period of time specified in the charter or bylaws.” Md. Code Ann., Corps. & Ass’ns § 2-504(f).

But Maryland law does not give the incumbent board any right to evaluate, vet or interrogate candidates the stockholders nominate to run against them. Md. Code Ann., Corps. & Ass’ns § 2-504(f). Moreover, Delaware courts have held that advance notice provisions do not give an incumbent board any power to disapprove or reject stockholder nominations or proposal, except perhaps on the limited and objective grounds that the applicable deadline was not met. See, e.g., Openwave Sys. Inc. v. Harbinger Capital Partners Master Fund I, Ltd., 924 A.2d 228, 240 (Del. Ch. 2007), judgment entered, (Del. Ch. May 31, 2007) (deciding that stockholder nominees were invalid where stockholder “made no attempt to comply with [the advance notice] deadline[s]”).

B.	Director Actions That Adversely Affect Stockholder Voting Rights Do Not Receive the Protection of the Business Judgment Rule

The district court’s decision was predicated on its incorrect assumption that director actions interfering with stockholder voting rights are matters of corporate management that, under Maryland law, are protected by the business judgment rule.13 (ROA.16-10671.4149-50; 16-10672.4646-47) This is not the law in Maryland.

13 Federal courts sitting in Texas apply the law of the state of incorporation when a corporation’s internal affairs are implicated. ASARCO LLC v. Americas Mining Corp., 382 B.R. 49, 69 (S.D. Tex. 2007), reconsidered in part on other grounds, 396 B.R. 278 (S.D. Texas 2008). The Company is incorporated in Maryland, so Maryland law applies to Sessa’s claim regarding election of directors.

27

The district court relied on the Maryland Court of Appeals’ holding in Shenker’s holding that in Maryland, “the business judgment rule applies to all decisions regarding [a] corporation’s management.” (ROA.16-10671.4148; ROA.16-10672.4645, quoting Shenker, 983 A.2d at 424).) But the district court apparently overlooked the further guidance in Shenker that “[w]here the rights attendant to stock ownership are adversely affected,” including specifically when “a shareholder’s right to vote” is impaired, “the business judgment rule does not apply.” Shenker, 983 A.2d at 424. Reconciling these two statements, the Maryland Court of Appeals views director actions regarding stockholder voting rights as not being decisions regarding a corporation’s management that are afforded protection of the business judgment rule.

The district court also ignored the well-reasoned decision of the Maryland circuit court in Shaker. In that case, the Maryland circuit court was faced with virtually the identical issue presented here: the use of advance notice bylaws to prevent nominees from standing for election against incumbent directors. Id. at *1-5. The Shaker court rejected the position that under Maryland law such conduct is reviewed under the business judgment rule. Instead, the court followed Delaware cases holding that the business judgment rule was inapplicable and applying heightened scrutiny to the board’s disenfranchisement of stockholders. Shaker, 2005 WL 914385 at *3-5. Rejecting the notion embraced by the district court here, the Maryland court in Shaker remarked: “This Court believes that Maryland law provides the same protection to shareholder voting rights that obtains in Delaware, in similar factual contexts, such as the present one involving a proxy fight over control of the board.” Id. at *4.

28

In addition, the Maryland court in Shaker found that the board’s conduct raised “a fundamental issue of corporate governance.” Id. at *5. It also cited Delaware authority that “matters involving the integrity of the shareholder voting process involve considerations not present in any other context in which directors exercise delegated power” and that such matters involve the question “who, as between the principal and the agent, has authority with respect to a matter of internal corporate governance.” Id. at *5-6 (citing Blasius Indus., Inc., 564 A.2d at 659-60). Like the Maryland Court of Appeals in Shenker, the circuit court in Shaker concluded that stockholder voting rights are not matters of corporate management afforded protection of the business judgment rule.

The United States District Court for the District of Maryland in Daniels v. New Germany Fund, Inc., No. MJG-05-1890, 2006 WL 4523622 (D. Md. Mar. 29, 2006), reached the same conclusion. Adopting the reasoning of Shaker, the court held, applying Maryland law, that “actions designed primarily to interfere with stockholder voting rights are not afforded protection of the Business Judgment Rule and there is no presumption of validity.” Id. at *4.

29

Similarly, in Mountain Manor, the Court of Special Appeals of Maryland expressly held that director actions with “the effect of consolidating or perpetuating management control” must be reviewed under a “balancing test” to decide whether the actions had a “legitimate business purpose” or whether “the primary object was merely to manipulate control.” 461 A.2d at 53 (citing Cummings v. United Artists Theatre Circuit, Inc., 204 A.2d 795 (Md. 1964)). As a federal court applying Mountain Manor has explained, if the “primary purpose” of the directors’ action is to “entrench [ ] management, in contravention of the principals of corporate democracy,” then the court must invalidate the action. NCR Corp., 761 F. Supp. at 496 (adopting and applying Mountain Manor’s balancing test under Maryland law).

Here, there is no doubt that the primary purpose of the incumbent directors’ decision to disqualify all five of the candidates who would run against them was to entrench themselves “in contravention of the principals of corporate democracy.” NCR Corp., 761 F. Supp. at 496. The district court itself observed that the Ashford Prime board had taken actions to “[f]urther entrench[] itself.” (ROA.16-10671.4146; ROA.16-10672.4643) Indeed, the record is replete with evidence that the incumbent directors engaged in a long pattern of conduct to frustrate the stockholder franchise, including their adoption of the Proxy Penalty and the Proxy Put, their attempted issuance of the Penny Preferred, wielding the Proxy Penalty against the Sessa Candidates in the proxy contest, and culminating in the admitted strategy of “declaring the [Sessa] nominees invalid.” (Supra, pp. 11-17; ROA.16-10672.2036.) Unlike in Mountain Manor (where the action at issue was the sale of stock) or NCR Corp. (where the action at issue was the adoption of an employee stock ownership plan), the disqualification of the Sessa Candidates had no legitimate business purpose and was undertaken for the sole purpose of preventing the stockholders from electing directors other than the incumbents.

30

The incumbent directors cannot argue that their decision to disqualify the Sessa Candidates serves the purpose of enforcing the advance notice provisions. The purpose of advance notice provisions—ensuring that stockholders have a reasonable opportunity to thoughtfully consider nominations—was clearly met here. Sessa provided the incumbent directors with approximately 430 pages of information and incorporated more by reference to its publicly-available securities filings. (ROA.16-16072.3534-824) Sessa also promptly furnished additional information in response to follow-up requests from the incumbent directors. (ROA.16-10672.2546-52) Even if Sessa’s January 14, 2016 notification and subsequent information was somehow deficient, Sessa filed its preliminary proxy statement on February 12, 2016, 120 days in advance of the June 10 annual meeting, and that filing contained all the information required by the proxy rules. Ashford Prime’s stockholders were fully informed of all information about the Sessa Candidates that they needed to make a fully informed election decision.

31

In addition, in accordance with the proxy rules (which are specifically incorporated by the advance notice provisions of the bylaws), Sessa fully disclosed its plans, proposals and views regarding the Company and its incumbent management to Ashford Prime stockholders through its publicly-available SEC filings. See, e.g., supra n.13. Moreover, based on the Sessa Candidates’ nomination materials, the incumbent directors repeatedly warned the stockholders that Sessa had secret, undisclosed plans “to invalidate the Termination Fee in court and with respect to a potential sale of the company.” (ROA.16-10672.2053) In short, the stockholders had all the information they needed to “thoughtfully consider” the Sessa Candidates and to decide whether to vote for them or the incumbent directors. Hubbard, 1991 WL 3151, at *13. This is all the clearer based on the election results at the annual meeting, where the stockholders overwhelmingly voted to “withhold” proxies for the incumbent directors.

In sum, there is a clear line of cases decided under Maryland law that director decisions adversely impacting stockholder voting rights are subject to heightened scrutiny and are not shielded by the business judgment rule. These cases are consistent with and refer to Delaware law, which Maryland courts find “highly persuasive” on matters of corporate law. Kramer, 968 A.2d at 134. But even if there were not such strong authority, the district court should have followed the well-reasoned approach of the Nevada district court in Hilton Hotels Corp. v. ITT Corp. which concerned similar questions to the ones posed to the district court in this case. 978 F. Supp. 1342 (D. Nev. 1997).

32

The Hilton court started its analysis by recognizing that, “Nevada case law is virtually silent” on actions taken by the “incumbent board of a corporation to entrench itself by effectively removing the right of a corporation’s shareholder to vote[.]” Id. at 1345-46. The court then noted that Nevada’s corporate law statutes permitted directors to take defensive measures to resist hostile takeovers, but did not affirmatively allow directors to disenfranchise shareholders in a proxy contest. Id. at 1346. To answer whether Nevada courts would apply the business judgment rule to actions that disenfranchised stockholders, the Hilton court, just as Maryland courts would do, looked to Delaware case law. Id. The court recognized that the Delaware authorities have “drawn a distinction between the exercise of two types of corporate power: 1) power over the assets of the corporation and 2) the power relationship between the board (management) and the shareholders.” Id. It observed that “the entire scheme of corporate governance,” is based on the board having “power over the management and assets of a corporation,” with that power being “limited by the right of shareholders to vote for the members of the board.” Id. at 1347. Based on this analysis, the Hilton court concluded that the Nevada Supreme Court would follow Delaware’s lead in rejecting the business judgment rule where the incumbent directors “impermissibly infring[ed] on shareholders’ right to vote on members of the board of directors.” Id. at 1346. The district court in this case should have followed a similar analysis, given that Maryland courts routinely turn to Delaware case law when there is a lack of Maryland authority on point. See, e.g., Kramer, 968 A.2d at 133-34 (Md. 2009); Shenker, 983 A.2d at 427 (recognizing “Delaware’s acknowledged leadership in developing a coherent body of corporate law to which [Maryland] and many other states ordinarily look for guidance”); Poling v. CapLease, Inc., No. 0700 Sept. Term 2015, 2016 WL 1749803, at *3 (Md. Ct. Spec. App. May 3, 2016).

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C.	The Board Impermissibly Used the Bylaws to Discriminate Against the Sessa Candidates

It is well-established that advance notice provisions cannot be used to discriminate against director nominees or to entrench incumbent directors. 8 William Meade Fletcher et al., Fletcher Cyclopedia of the Law of Corporations § 4191. Courts do not hesitate to “invalidate board action constituting an inequitable manipulation of the corporate machinery that affected adversely the shareholders’ right to conduct a contested election of directors.” Hubbard, 1991 WL 3151, at *7 (collecting cases). “[W]hen advance notice bylaws unduly restrict the stockholder franchise or are applied inequitably, they will be struck down.” Openwave Sys., 924 A.2d at 239. Maryland courts agree: directors “breach[] their fiduciary duties to the shareholders by enforcing unreasonable or discriminatory by-law provisions against” stockholder nominees. Shaker, 2005 WL 914385, at *4.

14 Moreover, advance notice provisions are to be narrowly construed against the Company and in favor of the stockholder franchise. JANA Master Fund, 954 A.2d at 344.

34

The Company demanded that the Sessa Candidates complete a far more onerous questionnaire than the incumbent directors were required to complete. That questionnaire impermissibly went beyond the mandate of the bylaws to elicit the information required by the proxy rules set forth in Regulation 14A. And the Company then purported to disqualify the Sessa Candidates on the basis of alleged omissions and inaccuracies that are immaterial and were viewed as being of no consequence when committed by the incumbent directors. For example, while the incumbent directors complained that Mr. Livingston did not immediately disclose his purchase of a small amount of Ashford Prime stock, Ms. Carter herself failed to disclose her own ownership of Company stock on two separate questionnaires in 2014 and 2015 (ROA.16-10672.2381-85; ROA.16-10672.3258-62) and incorrectly reported that she owned 3,200 shares of Company stock later in 2015 (ROA. 16-10672.3283) when in fact she actually owned 6,400 shares of Company stock.  (ROA.16-10672.3371)  Similarly, Ashford Prime’s Chief Operating Officer and General Counsel, David Brooks held himself out as a “CPA” after his license had expired, just as Mr. Livingston did.  (ROA.16-10672.2889; ROA.16-10672.3025) If anything, the fact that the incumbent directors leveled these trivial arguments against Mr. Livingston proves that the incumbent directors were acting in bad faith as part of a “strategy of declaring [the Sessa] nominees invalid.” (ROA.16-10672.2036)

Although this critical issue was briefed below, it was not addressed in the district court’s order.

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D.	The District Court Misconstrued the Maryland Statutes

1.	Section 2-405.1(f) of the Maryland Corporations and Associations Code Does Not Support the District Court’s Decision

The business judgment rule is codified in Maryland in Corporations and Associations Code § 2-405.1 and applies to “directors when acting in their managerial capacities.” Shenker, 983 A.2d at 421. The district court’s decision erroneously relied on § 2-405.1(f) which provides that “[a]n act of a director relating to or affecting an acquisition or a potential acquisition of control” of a corporation may not be subject to a higher duty or greater scrutiny than is applied to any other act of a director.” (ROA.16-10671.4148-49; ROA.16-10672.4645-46 (citing Md. Code Ann., Corps. & Ass’ns § 2-405.1(f)).) However, § 2-405.1(f) is irrelevant to the current matter because nominating and voting for directors is not related to “an acquisition or potential acquisition of control.”

The Maryland Court of Appeals noted in Shenker that § 2-405.1(f) was enacted in 1999 to reject “in Maryland the ‘heightened scrutiny’ imposed on directors of Delaware corporations in hostile takeover situations.” Shenker, 983 A.2d at 427. The Maryland Court of Appeals elaborated that § 2-405.1(f) was meant to address the standard of care for directors in responding or not responding to “unsolicited takeover bids,” and that a director’s “failure to act solely because of the amount of consideration offered to stockholders would not expose that director to liability.” Id. Thus, when § 2-405.1(f) refers to an “acquisition or a potential acquisition of control,” it refers to a third party making a hostile offer to stockholders to purchase the corporation. This case has nothing to do with a hostile takeover or any other “acquisition.”15

15 Indeed, the Maryland legislature in the Maryland Financial Institutions Code defines “acquire” to mean to “obtain legal or beneficial ownership of shares, or voting rights of shares, whether directly or indirectly, though an intermediary or otherwise.” Md. Code Ann., Fin. Inst., § 9-216(a)(2). Sessa’s nomination of the Sessa Candidates is not an attempt to “acquire” legal or beneficial ownership of shares or voting rights of shares. Rather, it is the exercise of voting rights attendant to the shares of stock it already owns.

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Sessa merely seeks a fair and free director election in which the stockholders have a meaningful choice of candidates. That is not the “acquisition of control” as contemplated by § 2-405.1(f).16 Therefore, § 2-405.1(f) is not applicable to this case.

Moreover, no Maryland court has ever applied § 2-405.1(f) to actions of directors that frustrate stockholder voting rights. Given the absence of any authority for application of § 2-405.1(f) and the substantial line of authority to the contrary, the district court below should have followed the Maryland Court of Appeals’ admonitions in Shenker, as well as the Shaker, New Germany, Mountain Manor, and NCR Corp. decisions, that under Maryland law the business judgment rule does not apply to such actions.

16 The district court perhaps labored under the misapprehension that Sessa sought to acquire control because the Sessa Candidates, if they were all elected, would comprise five of the seven members of the board of directors. However, even this reasoning does not withstand scrutiny. Only one of the five Sessa Candidates is employed by Sessa. (ROA.16-16072.3535, ROA.16-16072.3537-38) The other four have no financial connection to Sessa and would be entirely independent. (ROA.16-16072.3535-37) In fact, all four of the other Sessa Candidates testified or provided sworn declarations affirming their independence, and they all submitted certifications to the Company as part of the nomination materials affirming that they had not made “any agreement, arrangement or understanding with, or any commitment or assurance to, any person as to how [they], if elected as a director of the Company, will act or vote on any issue or question.” (ROA.16-10672.3582; ROA.16-10672.3644; ROA.16-10672.3689; ROA.16-10672.3748; 3806) Thus, even if all of the Sessa Candidates were elected to the board, Sessa would in no sense acquire “control” of the board or the Company.

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2.	The Recent Amendment to Section 2-405.1 of the Maryland Corporations and Associations Code Does Not Change the Analysis

The district court also noted that the Maryland legislature recently amended § 2-405.1 of the Maryland General Corporation Law to provide that “‘[This section is] the sole source of duties of a director to the corporation or the stockholders of the corporation.’” (ROA.16-10671.4149; ROA.16-10672.4646 (citing 2016 Md. Laws Ch. 170 (“SB 148”) § 2-405.1(i)(1))) The district court acknowledged that this amendment does not take effect until October 1, 2016, and therefore the court could not have relied upon the amendment to reach its decision. Id.

Even if SB 148 applied retroactively, it does not address the principle expressed by Maryland courts in Shenker and Shaker that actions taken by directors that adversely affect stockholder voting rights are not matters of corporate management and are not shielded by the business judgment rule. SB 148 contains no references to elections or stockholder voting. Therefore, under Maryland principles of statutory interpretation, it cannot be presumed to address those matters. See Shenker, 983 A.2d at 421 (it is a “well-established principle that statutes are not presumed to make alterations in the common law other than as may be declared expressly”).

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On the contrary, SB 148 amends § 2-405.1 in response to the holding in Shenker that § 2-405.1(f) applies only to hostile takeovers and that director actions regarding voluntary sales of the corporation do not get the protection of the business judgment rule. See Shenker, 983 A.2d at 421-422, 427. To overturn this higher duty imposed on directors in a friendly cash merger transaction, subsection (i) was added to provide that § 2-405.1 “[i]s the sole source of duties of a director to the corporation or the stockholders of the corporation, whether or not a decision has been made to enter into an acquisition or a potential acquisition of control of the corporation or enter into any other transaction involving the corporation.” 2016 Md. Laws Ch. 170 § 2-405.1(i)(1). Additionally, another subsection was amended to provide that a director cannot be subject to a higher standard of care solely because of “the amount or type of consideration that may be offered or paid to stockholders of the corporation in an acquisition or a potential acquisition of control of the corporation.” 2016 Md. Laws Ch. 170 § 2-405.1(f)(5)(i).

The language and history of the 1999 amendment adding § 2-405.1(f) (explained in Shenker, 983 A.2d at 426-27) and the 2016 amendments to § 2-405.1 in SB 148 demonstrate that the Maryland legislature expressly focused on insulating directors from heightened scrutiny when responding to a hostile takeover, or engaging in an extraordinary, but voluntary, transaction like a merger or sale. A director election is not a “transaction” much less a hostile takeover or potential merger or sale.

39

For more than 150 years, Maryland has recognized that it is the right of the stockholders, and not the board, to choose who will run their corporation. See Mottu v. Primrose, 23 Md. 482, 500 (1865) (striking down incumbent board’s attempt to extend its term of office because it would “overturn the principles upon which, alone, the corporation can be safely carried on, by depriving the stockholders of the right secured to them by law of controlling the management of the company”). Nothing in the amendments to § 2-405.1 establishes a new standard for boards of directors making decisions about stockholders voting for directors. Rather, the recent amendments only clarify a change of the standard to be used in the context of significant corporate transactions. Accordingly, even if effective, the 2016 amendment to § 2-405.1 has no bearing on this case.

II.	Even if the Business Judgment Rule Applies to Actions Regarding Corporate Democracy, the District Court Erred by Ignoring Overwhelming Evidence That the Directors Acted in Bad Faith, Were Conflicted, and Applied the Bylaws in a Discriminatory Manner

The business judgment rule merely creates “a presumption that in making a business decision the directors of a corporation acted on an informed basis, in good faith, and in the honest belief that the action taken was in the best interests of the company.” Boland, 31 A.3d at 548 (quoting Aronson, 473 A.2d at 812); Md. Code Ann., Corps. & Ass’ns § 2-405.1(e). That presumption can be overcome by showing that the directors (1) “did not act in good faith”; (2) “stood to receive some personal benefit from the transaction” akin to self-dealing; or (3) that the challenged action was “not within the realm of sound business judgment.” Boland, 31 A.3d at 548-49 (citation omitted); Hanks, Maryland Corporation Law § 6.8. “Any decision undertaken on the basis of insufficient knowledge is inherently unreasonable” and thus is not protected by the business judgment rule, NCR Corp., 761 F. Supp. at 491.

40

A.	The Incumbent Directors Acted in Bad Faith by Applying the Bylaws in a Discriminatory Fashion

In this case, the incumbent directors applied the bylaws in a discriminatory manner and in bad faith to disqualify the Sessa Candidates. It is well-established that advance notice provisions cannot be used to discriminate against director nominees or to entrench incumbent directors. Shaker, 2005 WL 914385 at *4; Hubbard, 1991 WL 3151, at *7; Openwave Sys., 924 A.2d at 239.17 As discussed above, the incumbent directors deliberately and in bad faith used the advance notice provisions as a weapon against the Sessa Candidates by having the Company’s outside lawyers cook up a rigged questionnaire especially for the Sessa Candidates and then disqualifying every Sessa Candidate for immaterial omissions and inaccuracies that were swept aside when committed by the incumbent directors. (Supra, pp. 35-36) Moreover, in retaliation for Sessa pursuing the proxy contest, the Company made existential threats to Sessa18 and Mr. Bennett’s long-time associate and college classmate posted to Ashfordfacts.com a video portraying Mr. Petry as Adolf Hitler. 19 (ROA.16-10671.1567-68)

17 Moreover, advance notice provisions are to be narrowly construed against the Company and in favor of the stockholder franchise. JANA Master Fund, 954 A.2d at 344.

18 Supra, n. 7.

19 After Sessa sought discovery from Ashford Prime concerning the Ashfordfacts.com website, the website became unavailable. The video may still be viewed at https://www.youtube.com/watch?v=CMIHHVJtsH0.

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These actions were done in bad faith as the incumbent directors prioritized their own entrenchment as directors over the stockholders’ right to free and fair elections.

B.	The Incumbent Directors Are Interested in the Outcome of the Election

Maryland decisions have embraced the well-accepted principle that directors are not protected by the business judgment rule when they have a personal interest in the decision. Werbowsky, 766 A.2d at 138; Hanks, Maryland Corporation Law § 6.8. Incumbent directors “whom are seeking reelection . . . are obviously interested in the outcome of the election.” Aprahamian, 531 A.2d at 1206.20 A candidate for office “is likely to prefer to be elected rather than defeated” and “therefore has a personal interest in the outcome of the election even if the interest is not financial and he seeks to serve from the best of motives.” Id.

20 Maryland’s highest court has found that Delaware’s “‘independence’ inquiry . . . persuasive” when “crafting” Maryland’s standards for independence. Boland, 31 A.3d at 564.

42

Here, all seven of the incumbent directors sought re-election and were thus inherently interested in the outcome of a decision to disqualify their opponents in the election. See id. The incumbent directors also have a profound financial interest in the outcome of the election. Ashford Prime’s directors are well compensated, receiving between $149,800 and $193,880 per year in cash and stock awards. (ROA.16-10672-2072) Ms. Carter, the Chair of the Nominating and Governance Committee, receives the lion’s share of her annual income from the compensation she receives as a member of the board. Ms. Carter’s annual income in 2015 was less than $300,000 and perhaps even less than $200,000, while her compensation as a director of Ashford Prime was $167,380. (ROA.16-10672.2184; ROA.16-10672.2072) Mr. Murphy depends on his position as director for roughly 30% of his annual income and for certain months his director pay constitutes 100% of his income. (ROA.16-10672.2164) The incumbent directors are not shielded by the business judgment rule for actions taken to affect the electoral process in which they are candidates running for re-election. Again, the district court failed to address this critical issue even though it was briefed below.

C.	The Incumbent Directors Failed to Act on an Informed Basis

At the May 11, 2016 hearing before the district court, Ashford Prime’s counsel stated that the board voted to disqualify the Sessa Candidates “at meetings in early April” before “April 12th.” (ROA.16-10671.4213-14; ROA.16-10672.4693-94) At that time, the incumbent directors had none of the evidence cited by the district court as supporting the directors’ decision.21 That leads to the inescapable conclusion that the board predetermined to disqualify the Sessa Candidates without any of the information cited by the district court.

21 Sessa did not produce any of the evidence cited by the district court until April 20, 2016.

43

The record further shows that the incumbent directors disqualified the Sessa Candidates without having sufficient information to do so. For example, Mr. McWilliams and Mr. Murphy testified that they have not even looked at any of the questionnaires submitted by the Sessa Candidates.  (ROA.16-10672.2529; ROA.16-10672.2162) The incumbent directors could not meet their obligation to make informed decisions when failing to review ANY of the questionnaires submitted to them. Their conduct shows they had predetermined to prevent the Sessa Candidates from participating in the election no matter what.

The record also calls into question whether the board ever voted to disqualify the Sessa Candidates on the basis that they failed to comply with the advance notice provisions of the bylaws. Mr. Murphy testified in his April 27th deposition that the board had previously agreed upon a process pursuant to which the Nominating and Governance Committee (Ms. Carter and Mr. Strong) would make a recommendation and the outside directors would then vote, but that the Nominating and Governance Committee never made any formal recommendation. (ROA.16-10672.2174-75) He further testified that the board had decided that Ashford Prime would not count any stockholder votes for the Sessa Candidates at the annual stockholders meeting for the sole reason that the Nomination and Governance Committee had not provided any recommendation. (ROA.16-10672.2173) This is inconsistent with disqualifying the Sessa Candidates because of a conclusion—whether in good or bad faith—that they did not comply with the advance notice provisions of the bylaws.

44

The record further undermines the assertion by Ashford Prime’s counsel at the May 11 hearing that the board voted to disqualify the Sessa Candidates. Mr. McWilliams agreed with Mr. Murphy that the Nominating and Governance Committee’s findings had not been presented to the board. (ROA.16-10671.3559) But in contrast to Mr. Murphy and Ashford Prime’s counsel, as of the date of his deposition on April 28th, Mr. McWilliams did not think that the board had voted to disqualify the Sessa Candidates. (Id.) Mr. McWilliams is the lead director of Ashford Prime. (ROA.16-10671.3536) The preparation of the rigged director questionnaires by the Company’s outside attorneys and Mr. McWilliams’s inability to recall a recommendation of the Nominating and Governance Committee or a board decision to disqualify the Sessa Candidates suggest that Ashford Prime’s management and outside attorneys ran the process to disqualify the Sessa Candidates without the involvement or informed approval of the board.

To this day, Ashford Prime has not produced any minutes or documentation supporting any of the differing explanations provided by the incumbent directors of why they disqualified the Sessa Candidates, if they even made that decision at all.22

22 After three motions to compel by Sessa, Ashford Prime produced only five sets of board minutes, two of which reflect meetings in May and June of 2015, which were months before Sessa nominated the Sessa Candidates. None of the other minutes reflect any deliberation or decision by the board or a board committee concerning the Sessa Candidates’ compliance with the advance notice provisions, or the disqualification of the Sessa Candidates.  (ROA.16-10671.3415-16; ROA.16-10672.3029-30; ROA.16-10672.3037-38)

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III.	Even if the Business Judgment Rule Applies to Actions Impacting Stockholder Voting Rights, the District Court Erred by Failing to Apply the Correct Legal Definition of “Plans”

A.	The District Court Failed to Apply the Correct Definition of “Plans”

In determining that the Company was likely to succeed on the merits under the business judgment rule, the district court found that “the board could rationally believe the Sessa Candidates had a plan they refused to disclose in their questionnaires and thus were ineligible” based on “evidence supporting the board’s contention that Sessa has plans for Ashford Prime after it assumes control of the board.” (ROA.16-10671.4153-54; ROA.16-10672.4650-51) In reaching that decision, the district court correctly observed that the bylaws merely required that the Sessa Candidates disclose the information that is required to be disclosed “in connection with the solicitation of proxies” under the Exchange Act. (ROA.16-10671.4152; ROA.16-10672.4649) However, the district court erroneously went beyond the proxy rules when it found that the Sessa Candidates must “‘describe any plans or proposals’ that would result in a sale or transfer of material assets.” (Id. (citing Schedule 13D, 17 C.F.R. § 240.13d-101, which is not part of the proxy rules).) It is well-established that advance notice bylaws are to be narrowly construed so as not to interfere with stockholder voting rights. JANA Master Fund, 954 A.2d at 344.

46

Even if one accepts the district court’s expansion of the bylaws to include Schedule 13D, the documents cited by the district court provide no factual basis for the board to find that the Sessa nominees had undisclosed “plans” as that term is interpreted under the statute and rules adopting Schedule 13D. In the context of Sessa’s proxy contest, these rules require nominees only to “‘describe any plans or proposals’ that would result in a sale or transfer of material assets.” (ROA.16-10671.4152; ROA.16-10672.4649 (citing 17 C.F.R. § 240.13d-101).) There is no requirement to make “predictions of future behavior,” Mo. Portland Cement Co. v. Cargill, Inc., 498 F.2d 851, 872 (2d Cir. 1974), or to disclose tentative or “inchoate” plans. Merrit v. Libby, McNeil & Libby, 510 F. Supp. 366, 372 (S.D.N.Y. 1981). Indeed, this Court has cautioned that disclosure of tentative plans can be misleading. Susquehanna Corp. v. Pan Am. Sulphur Co., 423 F.2d 1075, 1084-85 (5th Cir. 1970) (“It would have been misleading to the stockholders and to the public investor for [a] Schedule 13D . . . to indicate that there was a plan or proposal” for a merger where the “idea for such a merger never got off the ground”).

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All of the evidence relied upon by the district court reflects merely tentative ideas and discussions. For example, the district court relied on two emails from junior Sessa analysts sent five months before Sessa decided to nominate a slate of directors. Those emails merely suggested that Sessa should develop a general “gameplan” and plans to handle certain issues such as the Proxy Penalty. (ROA.16-10671.4153; ROA.16-10672.4650, citing Exs. O & P, ROA.16-10672.4552-58) Likewise, notes from a December 18, 2015 phone call between Mr. Petry and some of the Sessa Candidates showed that Mr. Petry had not made any definitive plans because he “[didn’t] know what [the environment] looks like in 6 months” when the election would take place. (ROA.16-10672.4540) Mr. Petry observed in one conversation that “in today’s environment” maximizing value would include “a real and fair sale process.” (Id.) But these comments were made in the context of a discussion of a strategic review that the Company’s board was already conducting. Sessa publicly announced its views on the strategic review in a January 8, 2016, Schedule 13D: “given the corporate governance and other issues . . . we now believe that a sale of the Company is the preferred outcome of the strategic alternatives process.” (ROA.16-10671.160) Sessa’s belief did not constitute a definitive plan to sell the Company if the Sessa Candidates were elected, and in any event its views on the subject were fully disclosed to the Company and to stockholders.

The district court’s findings also defy logic. The foregoing documents were not produced by Sessa until April 20, 2016. Yet the Company’s counsel represented at the May 11 hearing that the incumbent directors made the decision to disqualify the Sessa Candidates prior to April 12, 2016. (ROA.16-10671.4213-14; ROA.16-10672.4692-93) The incumbent directors therefore could not have based their decision to disqualify the Sessa Candidates on the basis of these documents.

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B.	Under the District Court’s Reasoning, There Was No Basis for Disqualification of Four of the Five Sessa Candidates

As Sessa argued below, even if the district court had applied the correct legal definition of “plans,” and even if it was right that the directors had sufficient evidence to rationally believe that Sessa and the one Sessa officer (Mr. Petry) had undisclosed plans for the Company, there is no basis to conclude that the four candidates not associated with Sessa (Cunningham, Silvers, Livingston, and Wheeler) had any undisclosed plans.  (ROA.16-10671.4194; ROA.16-10672.4673; ROA.16-10672.2010-11) Mr. Livingston testified that he did not have any predetermined plans and that he would “need to gather information, be a good board member, [and] hear the different expert inputs” before he could “weigh in.” (ROA.16-10671.3749) Mr. Wheeler testified that his discussions with Mr. Petry were at a “broad high level” as he “wanted to know what he [Mr. Petry] was up to and why.” (ROA.16-10672.3498) Mr. Wheeler further testified that “there weren’t any specific plans or strategies.” (Id.) Messrs. Cunningham and Silvers, who were not deposed, provided sworn declarations that they had “not entered into any agreements or understandings .. . . to vote in any particular way” and that they “would vote independently on all matters put to a vote . . .. based on the circumstances and information available to the Board of Directors at that time.” (ROA.16-10672.2025-28) In addition, each of the four independent Sessa Candidates signed certifications attached to their questionnaires that they had not made any voting commitment to any person if they were elected as a director of the company. See, e.g., (ROA.16-10672.3582; ROA.16-10672.3644; ROA.16-10672.3689; ROA.16-10672.3748; ROA.16-106723806)

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The evidence relied upon by the district court exclusively concerned Sessa and Mr. Petry’s views regarding the Company. (ROA.16-10671.4152-53; ROA.16-10672.4649-50) The district court relied on two emails sent by Sessa employees to Mr. Petry in August 2015 (five months before Sessa decided to nominate its slate of directors) regarding the importance of formulating plans at some point in the future. (Id.) The district court also cited notes taken during a phone call in December 2015 between Mr. Petry and some of the Sessa Candidates, where Mr. Petry responded to a question from one of the candidates about his views on the “gameplan after election.” (Id.) None of the evidence cited by the district court provides a basis by which the incumbent directors could have rationally believed that Cunningham, Silvers, Livingston, and Wheeler had any undisclosed plans. The district court thus clearly erred by imputing Sessa’s and Mr. Petry’s purported undisclosed plans to Messrs. Wheeler, Livingston, Cunningham, and Silvers without any factual basis for doing so.

IV.	The District Court Erred By Not Requiring the Incumbent Directors to Approve the Sessa Candidates for Purposes of the Proxy Penalty

Sessa’s motion for preliminary injunction sought an order requiring the incumbent directors to approve the Sessa Candidate’s for purposes of the Proxy Penalty, which they had wrongfully refused to do in violation of their fiduciary duties to stockholders. (ROA.16-10671.385) The district court also erred by refusing to grant Sessa’s requested relief. The district court’s sole reason for refusing to do so was that “the business judgment rule protects Ashford Prime’s board’s decision to deny approving the Sessa candidates for the proxy contest and election.” (ROA.16-10671.4154; ROA.16-10672.4651) As already discussed, this was a clear error of law.

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Under the TAAA, the incumbent directors can avoid any risk of triggering the Proxy Penalty by simply approving two or more of the Sessa Candidates. (ROA.16-10671.3294-95; see also ROA.16-10671.3523-24; ROA.16-10671.3550) The TAAA requires no conditions, criteria, standards or guidelines for such approval. (ROA.16-10671.3294-95) The TAAA does not require any evaluation or vetting of the nominees before they can be approved.23 (Id.) And under applicable law, the incumbent directors may “approve” the Sessa Candidates for purposes of the TAAA while still “recommending” themselves to the stockholders in their proxy materials. San Antonio Fire & Police Pension Fund v. Amylin Pharm., Inc., 983 A.2d 304, 314 (Del. Ch.), aff’d, 981 A.2d 1173 (Del. 2009) (construing the term “approve” in a Proxy Put provision and holding that the company had the power to “approve” stockholder nominees while simultaneously running and recommending its own incumbent slate).

23 The operative language of the TAAA reads: “[A]ny individual becoming a director after the Effective Date whose election to the board is approved or recommended to the stockholders of Ashford Inc. by a vote of at least a majority of the Advisor Incumbent Board shall be considered as though such individual were a member of the Advisor Incumbent Board.” (ROA.16-10671.3295)

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Under the circumstances presented here, it would unquestionably be a breach of the incumbent directors’ fiduciary duties to the Company and its stockholders to refuse to approve the Sessa Candidates and neutralize the Proxy Penalty. If the Sessa Candidates are not approved, the Company will face what Mr. Bennett describes as “a catastrophic event” – a Proxy Penalty that is in the “hundreds of millions” of dollars. (ROA.16-10671.3517-18; ROA.16-10671.3424 ¶ 1) Such a penalty would wipe out roughly half of Ashford Prime’s market capitalization.24

A situation even less egregious to the one presented in this case was addressed by the Delaware Court of Chancery in Kallick v. SandRidge Energy, Inc., 68 A.3d 242 (Del. Ch. 2013). In SandRidge, a hedge fund that held a 7% stake in the company commenced a proxy contest to replace the incumbent board following years of poor performance. Id. at 244. The company contended that the proposed nominees were “less qualified” than the incumbent board and lacked industry experience. Id. More importantly, “the incumbent board warned the stockholders that the election of [the hedge fund’s] proposed slate would constitute a ‘Change of Control’ for purposes of SandRidge’s credit agreements” which would trigger a ‘Proxy Put’ requiring SandRidge to repurchase its existing debt. Id. With the threat of the Proxy Put hanging over the Company if the stockholders elected the competing slate, the incumbent board then “failed to decide, one way or the other, whether it approved the [hedge fund] slate for purposes of the Proxy Put.” Id. at 246.

24 The Proxy Penalty would produce an epic windfall for Ashford Inc., which has a market capitalization of less than $150 million. As Chairman Bennett has admitted, because he “own[s] a lot” of Ashford Inc. stock, the Proxy Penalty would “enrich [him] immensely.” (ROA.16-10671.3433)

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The Delaware Court of Chancery concluded that the incumbent directors were violating their fiduciary duties to the corporation and its stockholders and granted injunctive relief. Id. at 263-64. The court noted the “public policy of stringent policing of the fairness of corporate elections” and held that “a board deciding whether to approve directors for the purposes of a Proxy Put could not act consistently with its fiduciary duties by simply failing to approve any director candidates who ran against the incumbent slate.” Id. at 246 (citing Amylin). The court went on to hold that under an intermediate standard of review requiring an incumbent board to provide a reasonable justification for its actions, an incumbent board may refuse to approve competing candidates for purposes of such a contractual provision only if the incumbent directors have reasonably determined that the rival candidates lack “ethical integrity” or “fell within the category of known looters.”25, 26 Id.

25 The court also discussed withholding approval if the rival candidates had “specific plans that would endanger the corporation’s ability to repay its creditors.” SandRidge, 68 A.3d at 246. However, this was premised on the company having a duty of good faith and fair dealing toward its creditors under Delaware law. Id. The TAAA is expressly governed by Texas law (see ROA.16-10671.3302), and Texas does not recognize an implied duty of good faith and fair dealing in contracts except in very limited circumstances not applicable here. See Williamson-Dickie Mfg. Co. v. Apparel Ltd., No. 4:15-CV-164-A, 2015 U.S. Dist. LEXIS 75227, *5-*7 (N.D. Tex. June 10, 2015) (citations omitted).

26 Because the primary purpose of their actions is to interfere with the stockholder vote, the higher Blasius standard of review applies, which requires the incumbent directors to show a compelling justification for their actions. The hypothetical justifications listed by SandRidge would not satisfy the Blasius standard.

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Ashford Prime and the incumbent directors cannot make a showing that the Sessa Candidates lack ethical integrity or are “known looters.” The Sessa Candidates are remarkably well-qualified individuals with excellent credentials. As a group, they include graduates of Harvard Business School, the Wharton School of Business, the Haas School of Business at U.C. Berkeley, a chaired professor of law who specializes in corporate governance, and former CEOs who have served on the boards of at least 16 public companies. (ROA.16-10671.3444-47)

The Company has identified no evidence that the Sessa Candidates lack integrity or have a history of looting companies. Indeed, Mr. McWilliams, Ashford Prime’s lead director, testified that he had “no view” as to whether the Sessa Candidates lack integrity or pose a threat to the company. (ROA.16-16071.3558-59) He admitted that he was “not aware” of any reason to think they would loot Ashford Prime. (ROA.16-10671.3558) Likewise, Mr. Murphy testified that he had “no basis” to think the Sessa Candidates lack integrity or competence or that they have ever stolen anything. (ROA.16-10671.3570-73)

Ashford’s primary argument, the one which the district court found the incumbent directors could “rationally believe” under the business judgment rule, was that the Sessa Candidates failed to disclose their alleged secret plans and proposals. (ROA.16-10671.4153-54; ROA.16-10672.4650-51) But Sessa firmly established that there are no such plans or proposals. (See ROA.16-10672.2010-12.) It was only the district court’s erroneous application of the business judgment rule that led it to disregard Sessa’s position. Without that erroneous application of the business judgment rule, Sessa is likely to succeed on the merits

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V.	This Court Should Set Aside the Results of the Election and Order a New Election

The district court’s application of the equitable factors relevant to evaluating a preliminary injunction motion was also fundamentally flawed. The district court’s preliminary injunction allowed the incumbent directors to effectively disenfranchise Sessa and the other Ashford Prime stockholders. That action caused Sessa irreparable harm, was entirely inequitable, and contrary to the strong public policy favoring fair and unbiased director elections. Allowing the Sessa Candidates to stand for election would not have created “shareholder confusion” or caused Ashford Prime’s stockholders to “case meaningless votes.” (ROA.16-10671.4154-55; ROA. 16-10672.4651-52)

The equitable factors also support requiring the incumbent directors to approve the Sessa Candidates to neutralize the Proxy Penalty. See SandRidge, 68 A.3d at 264 (concluding that stockholders were irreparably harmed by coercive effect of proxy put). It would result in no hardship to the incumbent directors because it would properly result in an election on a level playing field, as Maryland law contemplates. And it would serve the public interest because Ashford Prime is a publicly traded company and its stockholders have an interest in ensuring that the stockholder right to elect directors of a public company is preserved.

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This Court has broad equitable power to remedy the injustice created by the district court’s preliminary injunction, including the power to set aside the June 10, 2016 annual meeting and order a new election in which the Sessa Candidates are allowed to participate. See W. Dist. Council of Lumber Prod., 892 F.2d at 1416 (holding that the Court of Appeals has “the power to undo the election if . . . such relief is in the best interests of the shareholders” despite that plaintiff had “sought only a preliminary injunction enjoining [defendant] from voting any proxies”). “Equity demands” that a corporate election “be voided in whole or in part so as to permit a new election of directors” where, as here, there is a “strong likelihood . . . that the election results were influenced by . . . the district court’s election-eve order.” Kennecott Copper, 584 F.2d at 1200-01.

The stockholders’ overwhelming 2-1 vote to “withhold” support for the incumbent directors at the annual meeting palpably demonstrates that the Sessa Candidates had a “strong likelihood” of winning the election if the district court had not enjoined them from standing for election. This Court should therefore exercise its broad equitable powers to undo the election and allow Ashford Prime’s stockholders to have a meaningful vote for the Company’s directors.

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CONCLUSION

For the foregoing reasons, the district court’s decision should be reversed, and the Court should enter an order: (1) setting aside the results of the June 10, 2016 election, (2) requiring the Company and incumbent directors to hold a new election as promptly as reasonably practicable in which the Sessa Candidates are allowed to stand for election and solicit proxies, and (3) ordering the incumbent directors to approve the Sessa Candidates for purposes of the TAAA in order neutralize the Proxy Penalty and ensure a fair election.

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Date: June 24, 2016	Respectfully submitted,

s/ Glen E. Summers
Glen E. Summers, Lead Counsel
John D. Byars	glen.summers@bartlit-beck.com
john.byars@bartlit-beck.com	Joseph W. Doman
Bartlit Beck Herman Palenchar	joe.doman@bartlit-beck.com
& Scott LLP	Bartlit Beck Herman Palenchar
Courthouse Place	& Scott LLP
54 W. Hubbard Street, Suite 300	1899 Wynkoop Street, 8th Floor
Chicago, Illinois 60654	Denver, Colorado 80202
Telephone No. (312) 494-4400	Telephone No. (303) 592-3100
Facsimile No.: (312) 494-4440	Facsimile No.: (303) 592-3140

Attorneys for Appellants

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CERTIFICATE OF COMPLIANCE

The undersigned certifies that this brief complies with the type-volume limitations required under Fed. R. App. P. 32(a)(7)(B). Exclusive of the portions of the brief exempted under Fed. R. App. P. 32(a)(7)(B)(iii), this brief consists of 13,956 words as measured by Microsoft Word 2013 version 15.0.4823.1001. This brief complies with the typeface requirements of Fed. R. App. P. 32(a)(5) and the type style requirements of Fed. R. App. P. 32(a)(6) because it has been prepared in Garamond, a proportionally spaced typeface using Microsoft Word 2013 in font size 14.

s/ Glen E. Summers
Glen E. Summers, Lead Counsel
glen.summers@bartlit-beck.com
Bartlit Beck Herman Palenchar
& Scott LLP
1899 Wynkoop Street, 8th Floor
Denver, Colorado 80202
Telephone No. (303) 592-3100
Facsimile No.: (303) 592-3140

Attorneys for Appellants

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CERTIFICATE OF SERVICE

I certify that on June 24, 2016, the foregoing Brief was filed electronically using the Court’s CM/ECF system, which will give notice of the filing to counsel. In addition, an electronic copy of the Brief was served upon counsel for the Appellee listed below by electronic mail:

David Clarke, Jr.
DLA Piper LLP (US)
500 8th Street, NW
Washington, DC 20004
Email: david.clarke@dlapiper.com

s/ Glen E. Summers
Glen E. Summers, Lead Counsel
glen.summers@bartlit-beck.com
Bartlit Beck Herman Palenchar
& Scott LLP
1899 Wynkoop Street, 8th Floor
Denver, Colorado 80202
Telephone No. (303) 592-3100
Facsimile No.: (303) 592-3140

Attorneys for Appellants

60